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                                                                    EXHIBIT 99.1

FLEMING SIGNS LETTER OF INTENT TO SELL GROCERY WHOLESALE BUSINESS TO C&S WHOLESALE GROCERS

Supply Arrangement to Enhance In-Stock Service to Fleming Customers

DALLAS, June 27 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. and C&S Wholesale Grocers, Inc. have entered into a letter of intent regarding the sale of Fleming's wholesale grocery business to C&S. The letter of intent contemplates the sale of all of Fleming's grocery wholesale operations and assets to C&S. The letter of intent is subject to the execution of a definitive asset purchase agreement. In a separate arrangement, C&S has agreed to promptly begin supplying Fleming with selected vendor products for distribution to Fleming retail customers.

"These actions represent major steps in Fleming's Chapter 11 process," said Fleming's Interim President and Chief Executive Officer Pete Willmott. "We believe the best way to maximize the value of the business for our constituents is to sell Fleming's grocery wholesale business to a strong buyer who can provide our customers with the service and reliability they need. This arrangement with C&S, one of the nation's largest grocery wholesalers, is designed to allow performance to be restored and enhanced in our grocery wholesale divisions, to the benefit of our customers and associates. The supply arrangement with C&S, which is effective immediately, will provide additional product to enhance service to Fleming customers."

C&S Executive Vice President Mark Gross said, "The purchase of Fleming's wholesale grocery operations would allow us to expand our business into parts of the country where we do not presently operate. We are excited about working with Fleming and its chain and independent supermarket customers in a mutually beneficial transition for all parties."

Fleming expects to file a motion with the U.S. Bankruptcy Court in Delaware to establish the procedures for the sale of Fleming's grocery wholesale operations. The company also expects to file a definitive binding asset purchase agreement with C&S. Fleming expects to request that the Bankruptcy Court set an auction for the sale of the grocery wholesale business by the end of July, with the highest or best offer presented to the Bankruptcy Court for approval in early August.

Fleming's Core-Mark convenience business, which operates as a separate entity, is not affected by this action. The company maintains its focus on supporting the Core-Mark operation and has made substantial progress in restoring service levels of its convenience distribution business.

About C&S

C&S Wholesale Grocers, Inc. is a privately owned grocery wholesale company with annual sales in excess of $11 billion. As ranked by Forbes magazine, C&S is the 11th largest privately held company in the nation. Founded in 1918, C&S provides wholesale food distribution to grocery chains, as well as independent stores throughout the Northeastern and Midwestern United States, delivering to over 2,200 locations from its distribution centers in Vermont, Massachusetts, Connecticut, New York, New Jersey, Maryland, Ohio and Pennsylvania. To learn more about C&S Wholesale, visit the company's Web site at www.cswg.com .


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About Fleming

Fleming (OTC Pink Sheets: FLMIQ) is a supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more about Fleming, visit the company's Web site at www.fleming.com .

Fleming and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov .

Forward-Looking Statement

This document contains forward-looking statements regarding future events, including statements regarding value maximization, the expected timing for filing motions and a definitive asset purchase agreement with the Bankruptcy Court, for seeking bids from potential bidders in the auction, for conducting an auction and for holding a Bankruptcy Court hearing to approve the highest and best offer resulting from the auction. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the failure to execute the definitive asset purchase agreement; the Bankruptcy Court's approval of the bidding procedures (including the timing of such procedures); the closing of the sale of the wholesale assets to C&S; the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the company to attract and retain customers; and changes in general economic conditions. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

FLEMING CONTACT: SHANE BOYD 972.906.2125

C&S CONTACT: CARL WISTREICH 802.251.7042

SOURCE Fleming